                                                                    EXHIBIT 12.1


                             RENAL CARE GROUP, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)


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


                                                                        YEAR ENDED DECEMBER 31,                     NINE MONTHS
                                              ----------------------------------------------------------------         ENDED
                                                1999           2000         2001          2002           2003    SEPTEMBER 30, 2004
                                              --------      --------      --------      --------      --------   ------------------
EARNINGS ADJUSTED FOR FIXED CHARGES:
   Income before income taxes                 $ 78,454      $ 86,165      $123,932      $149,129      $164,598        $145,328
                                              ========      ========      ========      ========      ========        ========
Add:
   Interest expense and amortization of
      financing costs                            6,311         5,068         4,092         2,611         1,621          14,237
   Interest portion of rental expense            3,438         3,833         4,525         5,415         6,146           6,208
                                              --------      --------      --------      --------      --------        --------
                                                 9,749         8,901         8,617         8,026         7,767          20,445
                                              --------      --------      --------      --------      --------        --------
EARNINGS                                      $ 88,203      $ 95,066      $132,549      $157,155      $172,365        $165,773
                                              ========      ========      ========      ========      ========        ========
FIXED CHARGES:
Interest expense and amortization
  of financing costs                          $  6,311      $  5,068      $  4,092      $  2,611      $  1,621        $ 14,237
Capitalized interest                               300           275           145            --            --              --
Interest portion of rental expense               3,438         3,833         4,525         5,415         6,146           6,208
                                              --------      --------      --------      --------      --------        --------
TOTAL FIXED CHARGES                           $ 10,049      $  9,176      $  8,762      $  8,026      $  7,767        $ 20,445
                                              ========      ========      ========      ========      ========        ========
Ratio of earnings to fixed charges(A)              8.8          10.4          15.1          19.6          22.2             8.1
                                              ========      ========      ========      ========      ========        ========
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(A)  The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before provision for income taxes plus fixed charges other than interest capitalized during the period. Fixed charges are defined as the total of interest expense, amortization of financing costs, and the estimated interest portion of rental expense on operating leases.